UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2020
Belden Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
_____________________

Delaware	001-12561	36-3601505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 North Brentwood Boulevard, 15th Floor
St. Louis, Missouri 63105
(Address of Principal Executive Offices, including Zip Code)

(314) 854-8000
(Registrant’s telephone number, including area code)
n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	BDC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) On July 28, 2020, the Board of Directors of Belden Inc. (the “Company”) adopted the Belden Inc. Executive Severance Plan (the “Plan”) effective as of July 31, 2020. In connection with the adoption of the Plan, each of the current named executive officers of the Company other than John Stroup agreed to terminate his Executive Employment Agreement with the Company in exchange for participation in the Plan effective as of July 31, 2020. Those named executive officers also entered into a separate Business Protection Agreement with the Company providing substantially the same restrictive covenants as previously provided under their Executive Employment Agreements. Going forward, the Compensation Committee does not anticipate using formal written employment agreements with the Company’s senior leadership team, other than for Mr. Stroup in his role as Executive Chairman.

The Plan provides severance benefits upon a qualifying termination of employment to covered executives of the Company similar to those that had been provided under the Executive Employment Agreements. A “qualifying termination” means a participant’s involuntary termination of employment by the Company without “cause.” A “qualifying termination” also includes a termination by a participant for “good reason” if the termination occurs during a “protection period” that begins on the date of a “change in control” of the Company and ends on the second anniversary of the change in control.

For a qualifying termination that occurs outside of a change in control protection period, the participant will be eligible to receive the following payments:
•cash severance payments in semi-monthly installments over 18 months (for the Chief Executive Officer) or 12 months (for any other participant) in the aggregate amount of (i) 1.5 times the sum of annual base salary and target annual cash incentive for the Chief Executive Officer, and (ii) 1.0 times the sum of annual base salary and target annual cash incentive for any other participant;
•payment of any cash incentive award earned for the prior year that has not yet been paid;
•a prorated annual cash incentive award for the year of termination based on actual performance results (payable when annual cash incentives are otherwise paid for the year); and
•a lump sum cash payment equal to the cost of the participant’s heath care insurance premiums for a period of (i) 18 months for the Chief Executive Officer and (ii) 12 months for any other participant.

For a qualifying termination that occurs during a change in control protection period, the participant will be eligible to receive the following payments:
•cash severance payments payable in a lump sum equal to 2.0 times the sum of the participant’s annual base salary and target annual cash incentive;
•payment of any cash incentive award earned for the prior year that has not yet been paid;
•a lump sum cash payment equal to the participant’s prorated target annual cash incentive award for the year of termination; and
•a lump sum cash payment equal to the cost of the participant’s heath care insurance premiums for a period 24 months.

Severance benefits are conditioned upon the participant giving the Company a general release of claims at the time of separation. Benefits are also conditioned upon the participant’s compliance with the covenants contained in the Business Protection Agreement, including regarding confidentiality, assignment of inventions, non-competition, and non-solicitation. No tax gross-ups are provided to any participant under the Plan in case of any excise taxes under Sections 280G and 4999 of the Internal Revenue Code as a result of payments under the Plan in connection with a change in control. Instead, if such excise taxes would be triggered, payments would be cut back if doing so would result in a greater after-tax payment to the participant than if he or she received the payments and paid the excise taxes.

The foregoing summary of the terms and conditions of the Plan is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Plan included as Exhibit 10.1 to this Current Report on Form 8-K, the form of letter agreement by which the named executive officers (other than Mr. Stroup) agreed to terminate their Executive Employment Agreements in exchange for participation in the Plan included as Exhibit 10.2 to this Current Report on Form 8-K, and the form of stand-alone Business Protection Agreement entered into by the named executive officers (other than Mr. Stroup) as described above included as Exhibit 10.3 to this Current Report on Form 8-K, each of which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

Exhibit 10.1	Belden Inc. Executive Severance Plan

Exhibit 10.2	Form of Letter Agreement Regarding Replacement of Executive Employment Agreement with Participation in Executive Severance Plan and Business Protection Agreement

Exhibit 10.3	Form of Business Protection Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELDEN INC.

Date: July 31, 2020	By:	/s/ Brian E. Anderson
Brian E. Anderson
Senior Vice President-Legal, General
Counsel and Corporate Secretary

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